KRONOS WORLDWIDE, INC. REPORTS SECOND QUARTER 2026 RESULTS

DALLAS, TEXAS…August 5, 2026…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $15.2 million, or $.13 per share, in the second quarter of 2026 compared to a net loss of $9.2 million, or $.08 per share, in the second quarter of 2025. For the first six months of 2026, Kronos reported net income of $10.4 million, or $.09 per share, compared to net income of $8.9 million, or $.08 per share, in the first six months of 2025. Net income increased in the second quarter and first six months of 2026 compared to the prior year periods primarily due to higher sales volumes and lower production costs resulting from cost reduction initiatives implemented in the fourth quarter of 2025, as well as lower raw material costs (primarily feedstock costs) and lower unabsorbed fixed costs. These favorable factors were partially offset by lower average TiO2 selling prices. Comparability of our results was also impacted by the effects of changes in currency exchange rates.

Net sales of $558.1 million in the second quarter of 2026 were $63.7 million, or 13%, higher than in the second quarter of 2025. Net sales of $1.1 billion in the first six months of 2026 were $83.7 million, or 9%, higher than the first six months of 2025. Net sales increased in the second quarter and first six months of 2026 compared to the same periods of 2025 primarily due to market share gains across all markets and the favorable impact of changes in currency exchange rates (primarily the euro), which we estimate increased our net sales by approximately $10 million and $41 million, respectively. These favorable impacts were partially offset by lower average TiO2 selling prices and the unfavorable impact of both lower average selling prices and sales volumes within our complementary businesses. We started 2026 with average TiO2 selling prices lower than at the beginning of 2025; however, our average TiO2 selling prices increased 4% during the first six months of 2026. During the second quarter of 2026, we announced and implemented various price increases and surcharges in response to higher operating costs. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) was $41.0 million in the second quarter of 2026 compared to $10.9 million in the second quarter of 2025. For the first six months of 2026, our segment profit was $56.1 million compared to $52.5 million in the first six months of 2025. Segment profit increased in both the second quarter and first six months of 2026 compared to corresponding 2025 periods primarily due to higher sales volumes, lower production costs, including lower raw material costs (primarily feedstock) and lower unabsorbed fixed costs, and the benefits of the cost reduction initiatives implemented in the fourth quarter of 2025 designed to permanently improve our cost structure and operational efficiency. These favorable factors were partially offset by lower average TiO2 selling prices and the unfavorable impact of changes in currency exchange rates. Fluctuations in currency exchange rates (primarily the euro) decreased our segment profit by approximately $12 million in the second quarter of 2026 and approximately $18 million in the first six months of 2026 compared to the same prior year periods.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the second quarter of 2026 was $52.9 million compared to EBITDA of $22.2 million in the second quarter of 2025. For the first six months of 2026, our EBITDA was $80.6 million compared to EBITDA of $73.4 million in the first six months of 2025.

"Our second quarter results reflect solid progress against the priorities we established at the beginning of the year," said Brian Christian, President and Chief Executive Officer. "Higher sales volumes, improving operating performance and the benefits of our cost reduction initiatives contributed to stronger results during the quarter. We believe we have positive momentum entering the second half of 2026, driven by continued execution of our operational, commercial and cost reduction initiatives. While energy and related costs remain elevated, we expect ongoing pricing actions and disciplined cost management to help offset these pressures. Despite a challenging macroeconomic environment, we remain focused on controlling what we can control through disciplined execution, delivering sustainable earnings improvement and generating stronger cash flow."

Our net income for the six months ended June 30, 2026 includes an income tax expense of $2.0 million ($.02 per share) to recognize an uncertain tax position related to a German tax audit.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our titanium dioxide pigments (“TiO2”) products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to comply with covenants contained in our revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;

2 of 5

●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, sustainability, health and safety, or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income (loss) before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income (loss) before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

3 of 5

KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share and metric ton data)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026

Net sales	$494.4	$558.1	$984.2	$1,067.9
Cost of sales	431.6	455.3	814.5	881.8

Gross margin	62.8	102.8	169.7	186.1

Selling, general and administrative expense	62.1	64.5	123.7	128.1
Other operating income (expense):
Currency transactions, net	9.4	(.5)	5.0	(5.9)
Other income, net	.6	3.0	1.1	3.7
Corporate expense	(3.3)	(3.2)	(6.3)	(5.6)

Income from operations	7.4	37.6	45.8	50.2

Other income (expense):
Trade interest income	.2	.2	.4	.3
Other interest and dividend income	.1	.1	.3	.2
Marketable equity securities	-	-	(1.0)	.3
Other components of net periodic pension and OPEB cost	(.6)	(.8)	(1.1)	(1.6)
Interest expense	(12.8)	(14.2)	(24.4)	(28.5)

Income (loss) before income taxes	(5.7)	22.9	20.0	20.9

Income tax expense	3.5	7.7	11.1	10.5

Net income (loss)	$(9.2)	$15.2	$8.9	$10.4

Net income (loss) per basic and diluted share	$(.08)	$.13	$.08	$.09

Weighted average shares used in the calculation of net income (loss) per share	115.0	115.1	115.0	115.1

TiO2 data - metric tons in thousands:
Sales volumes	132	153	268	295
Production volumes	125	135	268	263

4 of 5

KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME FROM

OPERATIONS TO SEGMENT PROFIT

(Unaudited)

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026

Income from operations	$7.4	$37.6	$45.8	$50.2

Adjustments:
Trade interest income	.2	.2	.4	.3
Corporate expense	3.3	3.2	6.3	5.6

Segment profit	$10.9	$41.0	$52.5	$56.1

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Unaudited)

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026

Net income (loss)	$(9.2)	$15.2	$8.9	$10.4

Adjustments:
Depreciation expense	15.1	15.8	29.0	31.2
Interest expense	12.8	14.2	24.4	28.5
Income tax expense	3.5	7.7	11.1	10.5

EBITDA	$22.2	$52.9	$73.4	$80.6

IMPACT OF PERCENTAGE CHANGE IN NET SALES

(Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2026 vs. 2025	2026 vs. 2025

Percentage change in net sales:
TiO2 sales volume	16%	10%
TiO2 product pricing	(3)	(4)
TiO2 product mix/other	(2)	(1)
Changes in currency exchange rates	2	4

Total	13%	9%

5 of 5